Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Reports
Second Quarter 2018 Financial Results

Generates Revenue Growth at Nine Subsidiaries; Provides Shareholders with Stable and Growing Cash Flows and a Sizeable Distribution

Westport, Conn., August 1, 2018 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended June 30, 2018.
Second Quarter 2018 Highlights

•
Generated Cash Provided by Operating Activities of $28.7 million for the second quarter of 2018, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $30.3 million for the second quarter of 2018;

•	Reported net income of $0.5 million for the second quarter of 2018;

•	Announced the add-on acquisitions of ESMI Companies ("ESMI") and MKC Enterprises, Inc. ("MKC") by CODI’s subsidiary, Clean Earth, Inc. ("Clean Earth");

•
Signed a credit agreement for a revolving credit facility totaling $600 million and a term loan facility in the amount of $500 million; and completed a private offering of $400 million of 8.000% senior unsecured notes due 2026;

•
Paid a second quarter 2018 cash distribution of $0.36 per share on CODI’s common shares in April 2018, bringing cumulative distributions paid to $16.7952 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares in April 2018.
“During the second quarter, our leading industrial and branded consumer businesses generated strong results,” said Elias Sabo, CEO of Compass Diversified Holdings. "We are pleased to have grown revenues at nine of our subsidiaries, while providing shareholders with solid and growing cash flows and a sizeable distribution.”

Mr. Sabo continued, “During the first six months of 2018, we continued to capitalize on compelling market opportunities, while reinvesting in our leading middle market businesses and implementing important measures aimed at further strengthening CODI’s long-term growth potential. Complementing this success, we enhanced our liquidity position and capital structure under favorable terms and remain in a strong position to implement our proven and disciplined investment strategy.”
Operating Results
For the quarter ended June 30, 2018, CODI generated Cash Provided by Operating Activities of $28.7 million, as compared to Cash Provided by Operating Activities of $37.3 million for the quarter ended June 30, 2017. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $30.3 million for the quarter ended June 30, 2018, as compared to $25.5 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended June 30, 2018 and June 30, 2017 were 59.9 million.
Cash Flow for the second quarter of 2018 reflects year-over-year earnings increases at the Company's Advanced Circuits, Arnold Magnetics, Clean Earth and Manitoba Harvest businesses, offset by declines at the Company's Liberty, ErgoBaby and 5.11 businesses.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid, preferred share distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.
Net income for the quarter ended June 30, 2018 was $0.5 million, as compared to net loss of $2.7 million for the quarter ended June 30, 2017.
Liquidity and Capital Resources
As of June 30, 2018, CODI had approximately $37.5 million in cash and cash equivalents, $498.8 million outstanding on its term loan facility, $400 million in Senior Notes and $92.0 million in outstanding borrowings under its revolving credit facility.
In April 2018, the Company signed a credit agreement for a revolving credit facility totaling $600 million and a term loan facility in the amount of $500 million. Under the terms of the credit agreement, CODI extended the maturities of its revolver and term loan to 2023 and 2025, respectively. In April 2018, the Company also completed a private offering of $400 million of 8.000% senior unsecured notes due 2026. The Company has approximately $508 million in net borrowing availability under its revolver as of June 30, 2018.
Second Quarter 2018 Distributions
On July 5, 2018, CODI’s Board of Directors (the “Board”) declared a second quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on July 26, 2018 to all holders of common shares as of July 19, 2018. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $16.7952 per common share.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including April 30, 2018, up to, but excluding, July 30, 2018. The distribution for such period was paid on July 30, 2018 to all holders of record of Preferred Shares as of July 15, 2018.
The Board also declared a quarterly cash distribution of $0.74 per share on the Company's 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from and including March 13, 2018, the original issue date of the Series B Preferred Shares, up to, but excluding, July 30, 2018. The distribution for such period was paid on July 30, 2018 to all holders of record of the Series B Preferred Shares as of July 15, 2018.

Conference Call
Management will host a conference call on Thursday, August 2, 2018 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 7092917. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 9, 2018. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 7092917.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OEM components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
(in thousands)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$37,456	$39,885
Accounts receivable, net	272,707	215,108
Inventories	300,263	246,928
Prepaid expenses and other current assets	37,656	24,897
Total current assets	648,082	526,818
Property, plant and equipment, net	212,610	173,081
Goodwill and intangible assets, net	1,398,312	1,112,206
Other non-current assets	12,292	8,198
Total assets	$2,271,296	$1,820,303

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$221,844	$191,411
Due to related party	10,247	7,796
Current portion, long-term debt	5,000	5,685
Other current liabilities	4,749	7,301
Total current liabilities	241,840	212,193
Deferred income taxes	77,263	81,049
Long-term debt	963,851	584,347
Other non-current liabilities	18,310	16,715
Total liabilities	1,301,264	894,304
Stockholders' equity
Total stockholders' equity attributable to Holdings	916,292	873,208
Noncontrolling interest	53,740	52,791
Total stockholders' equity	970,032	925,999
Total liabilities and stockholders’ equity	$2,271,296	$1,820,303

Compass Diversified Holdings Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$429,757	$307,381	$790,450	$597,373
Cost of sales	279,075	197,661	513,657	393,320
Gross profit	150,682	109,720	276,793	204,053
Operating expenses:
Selling, general and administrative expense	100,407	79,575	198,272	158,298
Management fees	11,011	8,183	21,860	16,031
Amortization expense	19,019	14,779	31,718	25,089
Impairment expense	—	—	—	8,864
Operating income (loss)	20,245	7,183	24,943	(4,229)
Other income (expense):
Interest expense, net	(13,580)	(8,418)	(19,766)	(15,554)
Loss on investment	—	—	—	(5,620)
Amortization of debt issuance costs	(953)	(1,003)	(2,051)	(1,936)
Other income (expense), net	(2,205)	952	(3,586)	930
Income (loss) from continuing operations before income taxes	3,507	(1,286)	(460)	(26,409)
Provision (benefit) for income taxes	4,139	1,454	1,793	(2,194)
Net loss from continuing operations	(632)	(2,740)	(2,253)	(24,215)
Gain on sale of discontinued operations, net of tax	1,165	—	1,165	340
Net income (loss)	533	(2,740)	(1,088)	(23,875)
Less: Income from continuing operations attributable to noncontrolling interest	1,441	1,372	2,161	1,842
Net loss attributable to Holdings	$(908)	$(4,112)	$(3,249)	$(25,717)

Basic income (loss) per common share attributable to Holdings
Continuing operations	$(0.12)	$(0.53)	$(0.20)	$(1.14)
Discontinued operations	0.02	—	0.02	0.01
	$(0.10)	$(0.53)	$(0.18)	$(1.13)

Basic weighted average number of common shares outstanding	59,900	59,900	59,900	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings Summarized Statement of Cash Flows (Unaudited)

	Six Months Ended
(in thousands)	June 30, 2018	June 30, 2017
Net cash provided by operating activities	$35,312	$35,868
Net cash used in investing activities	(454,715)	(44,386)
Net cash provided by financing activities	415,358	8,532
Effect of foreign currency on cash	1,616	(499)
Net decrease in cash and cash equivalents	(2,429)	(485)
Cash and cash equivalents — beginning of period	39,885	39,772
Cash and cash equivalents — end of period	$37,456	$39,287

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$533	$(2,740)	$(1,088)	$(23,875)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,198	31,187	57,131	62,582
Impairment expense	—	—	—	8,864
Gain on sale of businesses, net	(1,165)	—	(1,165)	(340)
Amortization of debt issuance costs and original issue discount	971	1,261	2,324	2,460
Unrealized (gain) loss on derivatives	(999)	1,497	(3,900)	1,268
Loss on investment in FOX	—	—	—	5,620
Noncontrolling stockholder charges	2,614	1,798	5,165	3,250
Provision for loss on receivables	(230)	9	98	3,327
Other	312	384	135	704
Deferred taxes	1,069	(4,305)	(3,242)	(11,940)
Changes in operating assets and liabilities	(8,634)	8,191	(20,146)	(16,052)
Net cash provided by (used in) operating activities	28,669	37,282	35,312	35,868
Plus:
Unused fee on revolving credit facility	403	696	855	1,473
Successful acquisition costs	158	1,473	2,347	1,473
Integration services fee (1)	938	875	1,594	1,750
Realized loss from foreign currency effect (2)	908	—	2,247	—
Changes in operating assets and liabilities	8,634	—	20,146	16,052
Other	1,073	—	791	—
Less:
Maintenance capital expenditures (3)	8,296	4,338	14,268	9,068
Payment of interest rate swap	380	1,026	1,086	2,115
Changes in operating assets and liabilities	—	8,191	—	—
Realized gain from foreign currency effect (2)	—	1,260	—	1,650
Preferred share distributions	1,812	—	3,625	—
Other (4)	—	8	—	3,366
Estimated cash flow available for distribution and reinvestment	$30,295	$25,503	$44,313	$40,417

Distribution paid in April 2018/ 2017	$—	$—	$21,564	$21,564
Distribution paid in July 2018/ 2017	21,564	21,564	21,564	21,564
	$21,564	$21,564	$43,128	$43,128

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Excludes growth capital expenditures of approximately $8.3 million and $6.5 million for the three months ended June 30, 2018 and 2017, and $14.5 million and $10.4 million for the six months ended June 30, 2018 and 2017, respectively.

(4)	Includes amounts for the establishment of additional accounts receivable reserves related to a retail customer who filed bankruptcy during the first and third quarter of 2017.